--------
 FORM 4
--------

[ ] Check this box if
    no longer subject                        U.S. SECURITIES AND EXCHANGE COMMISSION
    to Section 16. Form 4                             WASHINGTON, DC 20549
    or Form 5 obligations
    may continue. See                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b)
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                               of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Issuer Name and Ticker or Trading Symbol  |6.Relationship of Reporting Person       |
|                                          |                                            |  to Issuer (Check all applicable)       |
|  Collins      Keith                      |  eHomeOne.com, Inc.                        |                                         |
|------------------------------------------|                                            |  [X] Director     [ ] 10% Owner         |
|    (Last)     (First)     (Middle)       |                                            |  [X] Officer      [ ] Other (specify    |
-------------------------------------------|--------------------------------------------|      (give            below)            |
|                                          |3.IRS Identification   |4.Statement for     |       title                             |
|      1515 Catherine St., #5              |  Number of reporting  |  Month/Year        |       below)                            |
|------------------------------------------|  person, if such      |                    |                                         |
|               (Street)                   |  person is an         |  May/2001          |   Vice-President, Secretary             |
|                                          |  entity               |--------------------|-----------------------------------------|
|      Orlando       Florida    32801      |                       |5.If Amendment,     |7.Individual or Joint/Group Filing       |
|------------------------------------------|                       |  Date of Original  |  (Check applicable line)                |
|        (City)      (State)      (Zip)    |                       |                    |                                         |
|                                          |                       |                    |  [X] Form filed by One Reporting Person |
|                                          |                       |                    |  [ ] Form filed by More than One        |
|                                          |                       |                    |      Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|


                          TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security           |2.Trans- |3.Trans-   |4.Securities Acquired (A)          |5.Amount of    |6.Owner-   |7.Nature    |
|                              |  action |  action   |  or Disposed of (D)               |  Securities   |  ship     |  of In-    |
|                              |  Date   |  Code     |  (Instr. 3, 4 and 5)              |  Beneficially |  Form:    |  direct    |
|                              |         |  (Instr.8)|                                   |  Owned at     |  Direct   |  Benefi-   |
|                              | (Month/ |           |                                   |  End of       |  (D) or   |  cial      |
|                              |  Day/   |-----------|-----------------------------------|  Month        |  Indirect |  Owner-    |
|                              |  Year)  |      |    |               |(A)or|             | (Instr. 3 and |  (I)      |  ship      |
|                              |         | Code | V  |    Amount     |(D)  |    Price    |  4)           | (Instr. 4)| (Instr. 4) |
|---------------------------------------------------------------------------------------------------------------------------------|
| Common, par value $0.001     | 5/17/01 |  G   | V  | 10,000 shares |  D  | Note 1      |  599,090      |     D     |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)




FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of |2.Conver-|3.Trans-|4.Transac- |5.Number of Deriv- |6.Date Exer- |7.Title & Amount |8.Price|9.Number|10.Owner-|11.Na- |
| Derivative| sion or | action | tion Code | ative Securities  | cisable and | of Underlying   | of    | of Der-| ship    | ture  |
| Security  | Exercise| Date   | (Instr.8) | Acquired (A) or   | Expiration  | Securities      | Deriv-| ivative| Form    | of In-|
|(Instr.3)  | Price of|(Month/ |           | Disposed (D)      | Date        | (Instr. 3 and 4)| ative | Secur- | of Deri-| direct|
|           | Deriv-  | Day/   |           |(Instr.3, 4 and 5) | (Month/Day/ |                 | Secur-| ities  | vative  | Bene- |
|           | ative   | Year)  |           |                   |  Year)      |                 | ity   | Benefi-| Secu-   | ficial|
|           | Security|        |           |                   |             |                 |(Instr.| cially | rity:   | Own-  |
|           |         |        |           |                   |-------------|-----------------| 5)    | Owned  | Direct  | ership|
|           |         |        |           |                   |      |      |         |Amount |       | at End | (D) or  |(Instr.|
|           |         |        |           |                   |Date  |Expir-|         |or     |       | of     | Indi-   | 4)    |
|           |         |        |           |                   |Exer- |ation |  Title  |Number |       | Month  | rect (I)|       |
|           |         |        |-----------|-------------------|cis-  |Date  |         |of     |       |(Inst.4)|(Instr.4)|       |
|           |         |        |Code |  V  |   (A)   |   (D)   |able  |      |         |Shares |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
Explanation of Responses:

Note 1: At the date of the gift, there was no market in the Company's common stock, therefore the gift is deemed to have been given at par value.






**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2
                                                                                                               SEC 1474 (3/91)